Exhibit 99.1

Adtalem Global Education Appoints Mayur Gupta to its Board of Directors

CHICAGO--(BUSINESS WIRE)--August 12, 2021--Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, today announced the appointment of Mayur Gupta as an independent member of Adtalem’s board of directors, effective immediately.

Gupta, named by Forbes as one of the world’s ‘Most Influential Chief Marketing Officers (CMOs)’ in 2020, brings to Adtalem more than 20 years of digital marketing insight and leadership from the rapidly evolving digital content subscription and technology industries to Adtalem’s board. Gupta currently serves as the chief marketing and strategy officer at Gannett Co., a subscription-led and digitally focused media and marketing solutions company.

“As we continue to scale our offerings and enhance our student experiences in an increasingly digital and technology-first world, Mayur’s expertise across the digital marketing space, in combination with his background in technology, will help drive our next phase of growth and impact,” said Lisa Wardell, chairman and CEO of Adtalem Global Education. “Mayur offers a wealth of knowledge in leveraging data-driven strategies to drive business growth and increase shareholder value. We are thrilled to bring him into the Adtalem fold and further solidify the collective breadth, experience and insight our board brings to the management team as we focus on serving our students and employers in the rapidly growing healthcare education industry.”

The Adtalem board comprises 10 directors, nine of whom are independent, five of whom are persons of color and four of whom are women. Adtalem’s board succession process includes regular evaluation of its board composition and regular board refreshment, and with Gupta’s appointment, four of its nine independent directors will have joined the Adtalem board in the past 18 months. Adtalem’s ongoing process to maintain a board with the optimal mix of skills, expertise and experience is critical to the delivery of long-term value for shareholders and the achievement of superior academic outcomes for our students.

“The board and management team’s concerted focus on repositioning Adtalem’s portfolio for growth has resulted in the creation of a strong foundation, and the company has a compelling trajectory ahead,” Gupta commented. “I am honored to join the board and look forward to working with my fellow directors and the leadership team to advance the company’s workforce solutions strategy and continue driving value for all Adtalem shareholders.”

At Gannett, Gupta oversees the marketing strategy and subscription-based transformation for several portfolios which include USA TODAY, local media organizations in 46 states in the U.S., and Newsquest, a wholly owned subsidiary with over 120 local media brands operating in the United Kingdom. Before assuming his current role in Sept. 2020, Gupta served on Gannett’s board of directors since October 2019. Prior to this tenure at Gannett, Gupta served in several executive marketing leadership roles, including the chief marketing officer at Freshly, a growing food-tech company; vice president of growth and marketing at Spotify, an on-demand streaming music giant; executive vice president, chief marketing officer at Healthgrades, a healthcare scheduling platform; and as chief marketing technologist at Kimberly-Clark, a multinational consumer products company.

Gupta received a Bachelor of Arts degree in English from Delhi University and a Master of Computer Science degree from the Institute of Management Technology in India.

About Adtalem Global Education

Adtalem Global Education (NYSE: ATGE), a leading workforce solutions provider, partners with organizations in the healthcare and financial services industries to solve critical workforce talent needs by expanding access to education, certifications and upskilling programs at scale. With a dedicated focus on driving strong outcomes that increase workforce preparedness, Adtalem empowers a diverse learner population to achieve their goals and make inspiring contributions to the global community. Adtalem is the parent organization of ACAMS, American University of the Caribbean School of Medicine, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine, Ross University School of Veterinary Medicine and Walden University. Adtalem has more than 10,000 employees, a network of more than 275,000 alumni and serves over 82,000 members across 200 countries and territories. Adtalem was named one of America’s Most Responsible Companies 2021 by Newsweek and one of America’s Best Employers for Diversity 2021 by Forbes. Follow Adtalem on Twitter (@adtalemglobal), LinkedIn or visit adtalem.com for more information.

Contacts

Investor Contact
John Kristoff
John.Kristoff@adtalem.com
312-651-1437

Media Contact
Kelly Finelli
Kelly.Finelli@adtalem.com
872-270-0230